As filed with the Securities and Exchange Commission on August 8, 2011
Registration No. 333-150436

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

GLOWPOINT, INC.
(Exact name of registrant as specified in its charter)

Delaware	4813	77-0312442
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Glowpoint, Inc.
430 Mountain Avenue
Murray Hill, NJ 07974
(973) 855-3411
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glowpoint, Inc. 2007 Stock Incentive Plan
Glowpoint, Inc. 2000 Stock Incentive Plan
(Full title of the plan)

Michael S. Hubner, Esq.
General Counsel and Corporate Secretary
Glowpoint, Inc.
430 Mountain Avenue
Murray Hill, NJ 07974
Phone: (973) 855-3411/Fax: (973) 556-1272
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Glowpoint, Inc. 2007 Stock Incentive Plan Common Stock, par value $0.0001 per share	2,260,000 shares	$1.96	(2)	$4,429,600	(2)	$514.30	(3)

(1)    The Registrant previously registered 750,000 shares (reflecting adjustments for a reverse split), which may be issued pursuant to its 2007 Stock Incentive Plan, and 1,100,000 shares (reflecting adjustments for a reverse split), which may be issued pursuant to its 2000 Stock Incentive Plan, on April 24, 2008 by filing a Registration Statement on Form S-8 (File No. 333-150436).  This filing is solely to register the 625,000 additional shares approved by the Registrant’s shareholders on June 17, 2010 and the 1,635,000 additional shares approved by the Registrant’s shareholders on June 1, 2011, all of which may be issued pursuant to the Registrant’s 2007 Stock Incentive Plan.
(2)    The price is estimated in accordance with Rules 457(h)(1) and (c) under the Securities Act solely for the purpose of calculating the registration fee and is $1.96, which is the average of the bid and ask prices of the common stock on the Over-the-Counter Bulletin Board on August 2, 2011, a date within five business days preceding the filing of this registration statement.
(3)    The Registrant previously paid $151.23 on April 24, 2008 in connection with the filing by the Registrant of a Registration Statement on Form S-8 (File No. 333-150436) to register 1,850,000 shares (reflecting adjustments for a reverse split) of the Registrant’s common stock.  The registration fee is for the 2,260,000 additional shares being registered herewith.

PART I.
REGISTRATION OF ADDITIONAL SECURITIES

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 is being filed by Glowpoint, Inc. (the “Company”), pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, in connection with the registration of an additional 2,260,000  shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable pursuant to the Company’s 2007 Stock Incentive Plan (as amended, the “Plan”).  750,000 shares (reflecting adjustments for a reverse split) of Common Stock issuable under the Plan and 1,100,000 shares (reflecting adjustments for a reverse split) of Common Stock issuable under the Glowpoint, Inc. 2000 Stock Incentive Plan have been previously registered pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-150436) filed with the Securities and Exchange Commission on April 24, 2008 and the information contained therein is incorporated herein by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number
Description

5.1	Opinion of Thompson Hine LLP as to the legality of shares being registered.
10.1	Glowpoint, Inc. 2007 Stock Incentive Plan, as amended.
23.1	Consent of Thompson Hine LLP (included in opinion of counsel filed as Exhibit 5.1).
23.2	Consent of EisnerAmper LLP.
23.3	Consent of Amper, Politziner & Mattia, LLP.

SIGNATURES

Each person whose signature appears below constitutes and appoints John R. McGovern as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Glowpoint, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting to the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-150436) has been signed by the following persons in the capacities and on the dates indicated.

Glowpoint, Inc.

By:	/s/ Joseph Laezza
Name: Joseph Laezza
Title: Chief Executive Officer

/s/ Joseph Laezza	President, Chief Executive Officer and Director (Principal Executive Officer)
Joseph Laezza

/s/ John R. McGovern	Chief Financial Officer (Principal Financial and Accounting Officer)
John R. McGovern

/s/ Kenneth Archer	Director
Kenneth Archer

/s/ Grant Dawson	Director
Grant Dawson

/s/ James S. Lusk	Director
James S. Lusk

EXHIBIT INDEX

Exhibit Number
Description

5.1	Opinion of Thompson Hine LLP as to the legality of shares being registered.
10.1	Glowpoint, Inc. 2007 Stock Incentive Plan, as amended.
23.1	Consent of Thompson Hine LLP (included in opinion of counsel filed as Exhibit 5.1).
23.2	Consent of EisnerAmper LLP.
23.3	Consent of Amper, Politziner & Mattia, LLP.